UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2005

R&G Financial Corporation

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31381	66-0532217
(State or other Jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
Incorporation)

280 Jesús T. Piñero Ave.	00918
Hato Rey, San Juan, Puerto Rico	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (787) 758-2424

(Former name or former address, if changed since last report)
Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐      Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

     On April 25, 2005, R&G Financial Corporation (the “Company”) issued a press release announcing its decision, after consultation with its independent accountants and firms with experience in valuation issues, to review the independent market valuations used in valuing residual interests retained in its securitization transactions and described the reasons for this review and its preliminary estimate of the impact on prior period results. As a result, the Company indicated that it was delaying release of its earnings for the first quarter of 2005.

     As of December 31, 2004, the Company had reported in its recently issued audited consolidated financial statements an aggregate of $190 million of residual interests retained. The Company indicated on April 25 that it is considering alternative valuation methodologies with respect to such residual interests. Depending on the valuation methodology used, the Company preliminarily estimated that the fair value of its residual interests would be reduced as of December 31, 2004 by an amount equal to between approximately $90 million to $150 million ($55 million and $90 million after taxes, respectively). The Company concluded that its previously filed interim and audited financial statements for the periods from January 1, 2003 through December 31, 2004, would be materially affected as a result of the revision in the valuation methodologies being contemplated, and therefore, the financial statements for the periods included therein should be restated.

     As a consequence of the foregoing, on April 28, 2005, the Audit Committee of the Board of Directors of the Company met and concluded that the previously filed interim and audited financial statements for the periods from January 1, 2003 through December 31, 2004, should no longer be relied on. In addition, the Company’s management has concluded that, due to the magnitude of the estimated reduction to the fair value of its residual interests, Management’s Report on Internal Control Over Financial Reporting set forth on page 63 of the Company’s 2004 Annual Report should be restated and should no longer be relied on. Although management has not yet completed its analysis of the impact of this situation on the Company’s internal controls over financial reporting, management has determined that the Company had a material weakness in internal control over financial reporting as of December 31, 2004 relating to the lack of effective controls over the valuation of the Company’s residual interests. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The existence of one or more material weaknesses as of December 31, 2004 precludes management from concluding that the Company’s internal controls over financial reporting were effective as of year end. As a result, management expects that the Company will receive an adverse opinion on internal control over financial reporting from its independent registered public accounting firm.

     In connection with its ongoing review of the foregoing matters, on April 28, 2005, the Board of Directors of the Company hired the firm of Promontory Financial Group, Washington, D.C., to assist the Company in its review of its risk management practices.

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     The Audit Committee and the Board of Directors of the Company have discussed its prior decision to restate the Company’s financial statements with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The Company’s management has also discussed with PricewaterhouseCoopers LLP its conclusion that Management’s Report on Internal Control Over Financial Reporting should be restated.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R&G FINANCIAL CORPORATION

Date: April 29, 2005
	By:	/s/Joseph R. Sandoval

Joseph R. Sandoval Executive Vice President and Chief Financial Officer